Amendment to Loan Documents                                    PNCBANK

     THIS AMENDMENT TO LOAN DOCUMENTS (this "Amendment") is made as of June 20, 2006, by and between DATARAM CORPORATION (the "Borrower"), and PNC BANK, NATIONAL ASSOCIATION (the "Bank").

                                BACKGROUND

       A. The Borrower has executed and delivered to the Bank (or a predecessor which is now known by the Bank's name as set forth above), one or more promissory notes, letter agreements, loan agreements, security agreements, mortgages, pledge agreements, collateral assignments, and other agreements, instruments, certificates and documents, some or all of which are more fully described on attached Exhibit A, which is made a part of this Amendment (collectively as amended from time to time, the "Loan Documents") which evidence or secure some or all of the Borrower's obligations to the Bank for one or more loans or other extensions of credit (the "Obligations").

       B.     The Borrower and the Bank desire to amend the Loan
Documents as provided for in this Amendment.


       NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

       1. Certain of the Loan Documents are amended as set forth in Exhibit A. Any and all references to any Loan Document in any other Loan Document shall be deemed to refer to such Loan Document as amended by this Amendment. This Amendment is deemed incorporated into each of the Loan Documents. Any initially capitalized terms used in this Amendment without definition shall have the meanings assigned to those terms in the Loan Documents. To the extent that any term or provision of this Amendment is or may be inconsistent with any term or provision in any Loan Document, the terms and provisions of this Amendment shall control.

       2. The Borrower hereby certifies that: (a) all of its representations and warranties in the Loan Documents, as amended by this Amendment, are, except as may otherwise be stated in this Amendment: (i) true and correct as of the date of this Amendment, (ii) ratified and confirmed without condition as if made anew, and (iii) incorporated into this Amendment by reference, (b) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under any Loan Document which will not be cured by the execution and effectiveness of this Amendment, (c) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Amendment or, if required, has been obtained, and (d) this Amendment has been duly authorized, executed and delivered so that it constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. The Borrower confirms that the Obligations remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Amendment.

       3. The Borrower hereby confirms that any collateral for the Obligations, including liens, security interests, mortgages, and pledges granted by the Borrower or third parties (if applicable), shall continue unimpaired and in full force and effect, and shall cover and secure all of the Borrower's existing and future Obligations to the Bank, as modified by this Amendment.

     4. As a condition precedent to the effectiveness of this Amendment, the Borrower shall comply with the terms and conditions (if any) specified in Exhibit A.

     5. To induce the Bank to enter into this Amendment, the Borrower waives and releases and forever discharges the Bank and its officers, directors, attorneys, agents, and employees from any liability, damage, claim, loss or expense of any kind that it may have against the Bank or any of them arising out of or relating to the Obligations. The Borrower further agrees to indemnify and hold the Bank and its officers, directors, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including attorneys' fees) suffered by or rendered against the Bank or any of them on account of any claims arising out of or relating to the Obligations. The Borrower further states that it has carefully read the foregoing release and indemnity, knows the contents thereof and grants the same as its own free act and deed.

     6. This Amendment may be signed in any number of counterpart copies and by the parties to this Amendment on separate counterparts, but all such
copies shall constitute one and the same instrument.     Delivery of an
executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Amendment by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

     7. This Amendment will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns.

     8. This Amendment has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank's office indicated in the Loan Documents is located. This Amendment will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State where the Bank's office indicated in the Loan Documents is located, excluding its conflict of laws rules.

     9. Except as amended hereby, the terms and provisions of the Loan Documents remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any default or Event of Default under any Loan Document, or a waiver or release of any of the Bank's rights and remedies (all of which are hereby reserved). The Borrower expressly ratifies and confirms the waiver of jury trial provisions contained in the Loan Documents.








       WITNESS the due execution of this Amendment as a document under seal as of the date first written above.


WITNESS / ATTEST:                        DATARAM CORPORATION


ANTHONY LOUGEE                           By:  MARK E. MADDOCKS

                                                       (SEAL)
Print Name:  Anthony Lougee                   Mark E. Maddocks
Title:        Controller                 Vice President, Finance
(Include title only if an officer of entity signing to the right)


                                         PNC BANK, NATIONAL ASSOCIATION

                                         By:  BRIAN J. DAUGHERTY
                                                            (SEAL)

                                            Brian J. Daugherty
                                             Vice President



                             EXHIBIT A TO
                      AMENDMENT TO LOAN DOCUMENTS
                       DATED AS OF June 20, 2006

A. The "Loan Documents" that are the subject of this Amendment include the following (as any of the foregoing have previously been amended, modified or otherwise supplemented):

       1.     Loan Agreement dated as of June 21, 2004 (the "Agreement")

       2.     Committed Line of Credit Note dated June 21, 2004 (the "Note")

       3. All other documents, instruments, agreements, and certificates executed and delivered in connection with the Loan Documents listed in this Section A.

B.     The Loan Documents are amended as follows:

       Modifications to the Agreement

       Elimination of Borrowing Base: Advances under the Loan will no longer be subject to a borrowing base formula. Paragraph I. Loan is deleted in its entirety and replaced, therefor, with the following

                 1. Loan. The Bank has made or may make one or more loans
            (collectively, the "Loan") to the Borrower subject to the terms and conditions and in reliance upon the representations and warranties of the Borrower set forth in this Agreement. The Loan is or will be evidenced by a promissory note or notes of the Borrower and all renewals, extensions, amendments and restatements thereof (if one or more, collectively, the "Note") acceptable to the Bank, which shall set forth the interest rate, repayment and other provisions, the terms of which are incorporated into this Agreement by reference.

Amend Financial Covenant: Section 2. of the FINANCIAL COVENANTS section of the ADDENDUM is hereby amended by deleting the ratio 1.0 to 1.0 and replacing it with the ratio .75 to 1.0, so that going forward, the Borrower shall be required to maintain at all times a ratio of Total Liabilities to Tangible Net Worth of not more than .75 to 1.0.

Amend Requirement for Interim Financial Statements: Section 4.2 Interim Financial Statements; Certificate of No Default is hereby deleted in its entirety and replaced therefor, with the following:

                 Furnish the Bank within forty-five (45) days after the end of each 1st, 2nd, and 3rd quarter the Borrower's Financial Statements for such period, in reasonable detail, certified by an authorized officer of the Borrower and prepared in accordance with GAAP consistently applied from period to period. Upon the first request for an advance under the Line of Credit, Borrower shall supply a certificate as to its compliance with applicable financial covenants(containing detailed calculations of all financial covenants) for the most recent quarter end prior to the advance request (it being agreed that if the most recent quarter ended within 45 days of the first advance request, the applicable quarter period to be certified to shall be the immediately preceding quarter); in addition, so long as any advances are outstanding under the Line of Credit, Borrower shall continue to submit such certificates for all completed quarterly periods within 45 days of each quarter end.




       Modification to the Note

       Extension of Expiration Date: The "Expiration Date" set forth in paragraph 1. Advances is hereby amended to mean August 15, 2008, or such later date as may be designated by the Bank by written notice from the Bank to the Borrower.

C. Conditions to Effectiveness of Amendment: The Bank's willingness to agree to the amendments set forth in this Amendment are subject to the prior satisfaction of the following conditions:

       1. Execution by all parties and delivery to the Bank of this Amendment.

       2. Reimbursement of the fees and expenses of the Bank's in-house counsel in connection with this Amendment, which fees and expenses as of the date of this Amendment are $750.00.